Light & Wonder
Reports First Quarter 2022 Results
Consolidated Revenue from Continuing Operations of $572 Million Up 26% Year-Over-Year
Closed Sale of Lottery Business Generating $5.6 Billion in Gross Cash Proceeds as Company Executes on Vision to be a Leading Cross-Platform Global Game Company
Significantly De-Levering, Reducing Principal Amount of Outstanding Debt(1)(2) from $8.9 Billion at Quarter-end to Adjusted Outstanding Debt(1)(2) of $4.0 Billion and Adjusted Net Debt Leverage Ratio(1)(2) of 3.7x
Returned $140 Million of Capital to Shareholders Through the Repurchase of 2.4 Million Shares(3)

LAS VEGAS — May 10, 2022 — Light & Wonder, Inc. (NASDAQ: LNW) (formerly known as Scientific Games Corporation) (“Light & Wonder,” “L&W,” or the “Company”) today reported results for the first quarter ended March 31, 2022.
Barry Cottle, President and Chief Executive Officer of Light & Wonder, said, “We kicked off 2022 with a number of significant achievements and strong momentum across our businesses with strong revenue growth of 26% in the quarter. The sale of our Lottery Business was another significant milestone as we de-lever and maximize cash, which transformed our balance sheet reducing our net debt leverage ratio(2) from a peak of 10.5x just over 15 months ago to an adjusted net debt leverage ratio(1)(2) of 3.7x, or by approximately 7 turns. We are delivering on our promises to create great content cross-platform while expanding in high-growth digital markets and enabling a seamless player experience. With a reconstituted balance sheet, sustainable double-digit growth and strong cash generation, we now have the ability to significantly enhance shareholder value through a disciplined approach to capital allocation.”

“With the right assets, at the right time and with the right talent, Light & Wonder is fostering a high performance culture with all the pieces in place to deliver on our vision. We are very excited about the next phase of our journey and look forward to discussing our key strategies and the path to drive shareholder value at our upcoming investor day on May 17th.”

Connie James, Chief Financial Officer of Light & Wonder, said, “The performance during the quarter is reflective of the enthusiasm and energy felt throughout Light & Wonder as we entered 2022 with strong momentum across all our businesses, generating double-digit top and bottom-line growth. I also want to congratulate the team on the successful close of the Lottery Business sale and refinancing transactions. Collectively, these transactions significantly change the complexion of our balance sheet, substantially reduce our outstanding debt, and meaningfully strengthen our credit profile.”
“With our strengthened balance sheet we are actively executing on our capital allocation priorities, including $140 million return on capital through the repurchase of our shares just since the beginning of March. Going forward we are accelerating our focus on our operations as we complete these transactions, and the next phase of our growth strategy will drive further operational excellence throughout our organization creating sustainable and profitable long-term growth.”

(1) Principal amount of outstanding debt represents outstanding principal value of debt balances as of March 31, 2022 that conforms to the presentation found in Note 11 to the Consolidated Financial Statements in our March 31, 2022 Form 10-Q. Adjusted outstanding debt represents the principal amount of outstanding debt as of March 31, 2022 adjusted for the impact of the April 14, 2022 refinancing transactions. Adjusted net debt leverage ratio represents adjusted net debt reflecting refinancing transactions, the Lottery Business operations sale and excluding certain immaterial continuing operations equity method investments.

(2) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(3) The amount and share count as of May 6, 2022.
BUSINESS AND STRATEGY UPDATE
•Overall, the Company, now rebranded as Light & Wonder, is executing on the key promises made as part of its strategic review, delivering on its double-digit growth profile and making significant progress on its capital allocation priorities to significantly de-lever, return substantial capital to shareholders and invest in key growth opportunities.
•Delivered double digit revenue growth driven by continuing Gaming recovery combined with Gaming operations revenue exceeding 2019 levels and growth in both iGaming and SciPlay year-over-year and sequentially.
•Streamlined the organization with the completed Lottery Business divestiture(1), which closed on April 4, 2022 for $5.6 billion in gross cash proceeds, with the sale of the Sports Betting Business expected to be completed in the third quarter of 2022, subject to applicable regulatory approvals and other customary closing conditions.
•Significantly de-levered and transformed the balance sheet as a result of the April 14, 2022 debt pay down and refinancing transactions, that reduced the principal face value of debt outstanding from $8.9 billion as of March 31, 2022 to an adjusted outstanding debt(2)(3) of $4.0 billion and the adjusted net debt leverage ratio(2)(3) to 3.7x from net debt leverage ratio(3) of 10.5x just 15 months ago. These actions are expected to result in approximately $225 million(4) in annualized cash interest savings. The Company is on a clear path to reach its target net debt leverage ratio range(3) of 2.5x to 3.5x with the sale of the Sports Betting Business.
•Returned $140 million of capital to shareholders through the repurchase of approximately 2.4 million shares of common stock since initiation of the program on March 3, 2022 and through May 6, 2022.
•Invested in key growth opportunities, both organically and inorganically in content and digital markets to accelerate growth. Organic investments include R&D, capex, the launch and investment in our new Las Vegas iGaming studio, and expansion into a live dealer market. On April 29, 2022, we acquired Playzido, a targeted acquisition which will fuel our iGaming content offering, and in March SciPlay acquired Alictus, a proven casual game developer as SciPlay rapidly expands in the casual market.
•Hosting an investor day on May 17th in New York City, to provide an update on our strategy and progress on key initiatives.
SUMMARY RESULTS
We have reflected our Lottery and Sports Betting businesses as discontinued operations, for all periods presented. Unless otherwise noted, amounts, percentages and discussion included below reflect the results of operations and financial condition from the Company’s continuing operations which includes its Gaming, SciPlay and iGaming businesses.

	Three Months Ended
($ in millions)	2022			2021
	Continuing Operations	Discontinued Operations	Combined	Continuing Operations	Discontinued Operations	Combined
Revenue	$572	$288	$860	$453	$276	$729

Net (loss) income	(67)	95	28	(88)	79	(9)

Net cash (used in) provided by operating activities(5)	(14)	108	94	25	98	123

Capital expenditures	43	25	68	35	15	50

Non-GAAP Financial Measures

AEBITDA(3)	$202	$120	$322	$142	$128	$270

Free cash flow(3)(5)	(83)	72	(11)	(16)	96	80

	As of
Balance Sheet Measures	March 31, 2022			December 31, 2021
Combined cash and cash equivalents	$582			$629
Total debt	8,833			8,690
Available liquidity(6)	1,210			1,417

(1) Excluding the sale of certain international Lottery business subsidiaries (Scientific Games International GmbH, and its two subsidiaries (the “Austria Business”)), for which we are awaiting regulatory approval in Austria, which approval is expected to be received and the transaction to be completed by the end of the second quarter of 2022, with $104 million in additional expected gross cash proceeds, subject to customary closing conditions.

(2) Adjusted outstanding debt represents the principal amount of outstanding debt as of March 31, 2022 adjusted for the impact of the April 14, 2022 refinancing transactions. Adjusted net debt leverage ratio represents adjusted net debt reflecting refinancing transactions, the Lottery Business operations sale and excluding certain immaterial continuing operations equity method investments.

(3) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(4) Term loan interest rate calculated based on the current interest rate, undrawn revolving credit facility, and a portion of 2025 Secured Notes reflective of an interest rate of approximately 2.946% as a result of certain cross-currency interest rate swap agreements, more fully described in the principal debt balance supplemental information at the end of this release.
(5) Net cash (used in) provided by operating activities from continuing operations and free cash flow from continuing operations for the three months ended March 31, 2022 and 2021 include $117 million and $123 million, respectively, of cash interest payments.

(6) Available liquidity is calculated as cash and cash equivalents including those in the businesses held for sale, plus remaining revolver capacity, including the SciPlay Revolver.
First Quarter 2022 Financial Highlights:
•First quarter consolidated revenue was $572 million compared to $453 million, up 26% compared to the prior year period. Our Gaming business demonstrated continued strong momentum in the North American market including growth in all lines of business year-over-year, with total Gaming operations revenue exceeding 2019 levels. Revenue also benefited from sequential and year-over-year growth at our SciPlay and iGaming businesses.
•Net loss from continuing operations was $67 million compared to a net loss of $88 million in the prior year period. Net loss decreased as a result of higher operating income driven by double digit revenue growth. The prior year net loss from continuing operations included a $25 million gain on remeasurement of Euro denominated debt compared to the current year gain of $7 million.
•Consolidated AEBITDA from continuing operations, a non-GAAP financial measure defined below, was $202 million, up 42% as compared to the prior year period, primarily driven by double-digit AEBITDA growth in Gaming.
•Net cash (used in) provided by operating activities from continuing operations was $(14) million compared to $25 million in the prior year period, and $94 million on a combined basis. The current year cash flows were impacted by an unfavorable change in working capital accounts, primarily related to the timing of disbursements including costs associated with the strategic transactions, higher incentive compensation payout, and timing of inventory purchases to limit supply chain impacts and support future sale levels.
•Combined free cash flow, a non-GAAP financial measure defined below, was $(11) million, which includes both continuing and discontinued operations. The current year combined free cash flow was impacted by the working capital changes described above.
•Adjusted net debt leverage ratio(1), a non-GAAP financial measure defined below, reflecting the April 4th Lottery Business sale as of March 31, 2022 and subsequent refinancing transactions would have been 3.7x, compared to 6.1x reported. The Company anticipates that it will achieve a net debt leverage ratio(1) within its target range of 2.5x to 3.5x following the completion of the previously announced sale of its Sports Betting Business, which is expected to occur in the third quarter of 2022, subject to applicable regulatory and other customary closing conditions.

CONTINUING OPERATIONS BUSINESS SEGMENT HIGHLIGHTS
FOR THE THREE MONTHS ENDED MARCH 31, 2022

($ in millions)	Revenue				AEBITDA				AEBITDA Margin(2)(3)
	2022	2021	$	%	2022	2021	$	%	2022	2021	PP Change(3)
Gaming	$355	$244	$111	45%	$171	$107	$64	60%	48%	44%	4
SciPlay	158	151	7	5%	44	46	(2)	(4)%	28%	30%	(2)
iGaming	59	58	1	2%	21	21	—	—%	36%	36%	—
Corporate and other(4)	—	—	—	—%	(34)	(32)	(2)	(6)%	n/a	n/a	n/a
Total	$572	$453	$119	26%	$202	$142	$60	42%	35%	31%	4

PP - percentage points.
n/a - not applicable.

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) Segment AEBITDA Margin is calculated as segment AEBITDA as a percentage of segment revenue.
(3) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(4) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

First Quarter 2022 Key Highlights
•Gaming revenue increased 45% to $355 million compared to the prior year period, primarily driven by continued market recovery reflecting strong growth in Gaming operations, which exceeded 2019 levels driven by record North America premium installed base units, continued elevated average daily revenue per unit, coupled with growth in Game sales, Systems and Table games businesses. Strong revenue growth resulted in AEBITDA growth of 60% from the prior year comparable period.
•Gaming Operations revenue increased 37% driven by the gaming recovery coupled by the successes of our premium games on the Mural cabinets along with strong content performance. Additionally, we saw positive momentum with the launch of the Kascada Dual Screen, validating our continued investment in R&D to drive our long-term growth. Our North American premium installed base grew for the 7th consecutive quarter, now at a record 43% of our total installed base mix.
•SciPlay revenue grew 5% to $158 million compared to the prior year period, the 2nd highest quarter in its history. Growth was driven by an increase in average monthly paying users due to a higher payer conversion rate during the period. SciPlay’s core games continued to display strong performance with an average daily users increase of 4% sequentially and monthly active users increase of 7% sequentially.
•Alictus was acquired on March 1, 2022, a Turkey-based hyper-casual game studio, which expands SciPlay’s business in the casual gaming market, growing their game pipeline and diversifying their revenue streams as they advance their strategy to be a diversified global game developer.
•iGaming revenue increased 2% due to continuing momentum in the U.S. market coupled with the strong performance of acquired businesses in the second half of 2021. The U.S market delivered a 63% year-over-year growth driven by the strength of our original content. The prior year revenue benefited from elevated player engagement during COVID-19. Wagers processed through OGS increased from $16.9 billion in the prior year period to $17.5 billion in 2022 and the business achieved record gross gaming revenue in March 2022 for the first time. AEBITDA remained relatively flat from the prior year period due to investments supporting ongoing growth including our upcoming launch of live dealer in the U.S. In April in conjunction with Ontario Canada’s launch of online gaming, we achieved our biggest single market launch, going live with 8 operators on day 1.
LIQUIDITY
•Significant debt reduction and refinancing was completed in April of 2022, which collectively with the Lottery Business proceeds, reduced our principal amount of outstanding debt(1)(2) from $8.9 billion as of March 31, 2022 to $4.0 billion(3), which is expected to result in approximately $225 million(4) in annualized cash interest savings.
•Adjusted net debt leverage ratio(1), a non-GAAP financial measure defined below, reflecting the April 4th Lottery business sale as of March 31, 2022 and subsequent refinancing transactions would have been 3.7x, compared to 6.1x reported. The Company anticipates that it will achieve a net debt leverage ratio(1) within its target range(1) of 2.5x to 3.5x following the completion of the previously announced sale of its Sports Betting Business, which is expected to occur in the third quarter of 2022, subject to applicable regulatory and other customary closing conditions.
•Net cash (used in) provided by operating activities from continuing operations was $(14) million compared to $25 million in the prior year period, and $94 million on the combined basis. The current year cash flows were impacted by an unfavorable change in working capital accounts, primarily related to the timing of disbursements including costs associated with the strategic transactions, higher incentive compensation payout, and timing of inventory purchases to limit supply chain impacts and support future sale levels.
•Combined Free cash flow, a non-GAAP financial measure defined below, was $(11) million, which includes both continuing and discontinued operations. The current year combined free cash flow was impacted by the working capital changes described above.
•Capital expenditures from continuing operations were $43 million and including discontinued operations capital expenditures totaled $68 million in the first quarter of 2022.

(1) Represents a non-GAAP financial measure. Additional information on non-GAAP financial measures presented herein is available at the end of this release.
(2) Principal amount of outstanding debt represents outstanding principal value of debt balances as of March 31, 2022 that conforms to the presentation found in Note 11 to the Consolidated Financial Statements in our March 31, 2022 Form 10-Q.

(3) Represents Adjusted outstanding debt, which is the the principal amount of outstanding debt as of March 31, 2022 adjusted for the impact of the April 14, 2022 refinancing transactions.
(4) Term loan interest rate calculated based on the current interest rate, undrawn revolving credit facility, and a portion of 2025 Secured Notes reflective of an interest rate of approximately 2.946% as a result of certain cross-currency interest rate swap agreements, more fully described in the principal debt balance supplemental information at the end of this release.
Earnings Conference Call
As previously announced, Light and Wonder executive leadership will host a conference call on Tuesday, May 10, 2022, at 4:30 p.m. EDT to review the Company’s first quarter results. To access the call live via a listen-only webcast and presentation, please visit explore.lnw.com/investors/quarterly-earnings/ and click on the webcast link under the Investor Information section. To access the call by telephone, please dial: +1 (844) 200-6205 for U.S. or +1 (646) 904-5544 for International and ask to join the Light & Wonder call using conference ID: 897382. A replay of the webcast will be archived in the Investors section on www.lnw.com.

About Light & Wonder
Light & Wonder, Inc. (NASDAQ: LNW) (formerly known as Scientific Games Corporation) (“Light & Wonder” or “L&W”) is a global leader in cross-platform games and entertainment. The Company brings together over 5,600 employees from six continents to connect content between land-based and digital channels with unmatched technology and distribution. Guided by a culture that values daring teamwork and creativity, the Company builds new worlds of play, developing game experiences loved by players around the globe. Its OpenGaming™ platform powers the largest digital-gaming network in the industry. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more, visit www.lnw.com.
You can access our filings with the SEC through the SEC website at www.sec.gov or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at explore.lnw.com/investors/, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD).
The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document, and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended.

COMPANY CONTACTS

Media Relations	Investor Relations
Christina Karas +1 702-532-7986	Jim Bombassei +1 702-532-7643
Vice President, Corporate Communications ckaras@lnw.com	Senior Vice President, Investor Relations jbombassei@lnw.com
All ® notices signify marks registered in the United States. © 2022 Light & Wonder, Inc. All Rights Reserved.

Forward-Looking Statements
In this press release, Light & Wonder makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate,” “target,” “should,” “could,” “potential,” “opportunity,” “goal,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:
•the impact of the COVID-19 pandemic and any resulting unfavorable social, political, economic and financial conditions, including the temporary and potentially recurring closure of casinos and lottery operations on a jurisdiction-by-jurisdiction basis;
•risks relating to the intended sale of the Austria Business, for which we are awaiting regulatory approval in Austria, which approval is expected to be received and the transaction to be completed by the end of the second quarter of 2022 and the sale of our Sports Betting business, which is expected to be completed in the third quarter of 2022, both subject to applicable regulatory approvals and in the case of the sale of our Sports Betting business, other customary closing conditions (“Pending Divestitures”), including lack of assurance regarding the timing of completion of the pending and proposed transactions and related risks associated with the ongoing operations and activities of the Sports Betting Business, that certain deferred tax assets may not be realized relative to the anticipated tax gain from these divestitures, that the transactions will yield additional value or will not adversely impact our business, financial results, results of operations, cash flows or stock price;
•our inability to successfully execute our new strategy and impending rebranding initiative;
•our inability to further de-lever and position the Company for enhanced growth with certain net proceeds from the completed Lottery business sale and the Pending Divestitures;
•slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines;
•risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability, including the potential impact to our business resulting from the continuing uncertainty following the U.K.’s withdrawal from the European Union;
•difficulty predicting what impact, if any, new tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business;
•U.S. and international economic and industry conditions;
•level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs;
•the transition from LIBOR to SOFR, which may adversely affect interest rates;
•inability to reduce or refinance our indebtedness;
•restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness;
•competition;
•inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts;
•the impact of U.K. legislation approving the reduction of fixed-odds betting terminals maximum stakes limit on LBO operators, including the related closure of certain LBO shops;
•inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts;
•changes in demand for our products and services;
•inability to benefit from, and risks associated with, strategic equity investments and relationships;
•inability to achieve some or all of the anticipated benefits of SciPlay being a standalone public company;
•dependence on suppliers and manufacturers;
•SciPlay’s dependence on certain key providers;
•ownership changes and consolidation in the gaming industry;
•fluctuations in our results due to seasonality and other factors;
•security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks;
•protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;
•reliance on or failures in information technology and other systems;
•litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships;

•reliance on technological blocking systems;
•challenges or disruptions relating to the completion of the domestic migration to our enterprise resource planning system;
•laws and government regulations, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the internet, including online gambling;
•legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, especially internet wagering, social gaming and sports wagering;
•changes in tax laws or tax rulings, or the examination of our tax positions;
•opposition to legalized gaming or the expansion thereof and potential restrictions on internet wagering;
•significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;
•expectations of shift to regulated digital gaming or sports wagering;
•inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of internet and other forms of digital gaming;
•the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions;
•incurrence of restructuring costs;
•goodwill impairment charges including changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets;
•stock price volatility;
•failure to maintain adequate internal control over financial reporting;
•dependence on key executives;
•natural events that disrupt our operations, or those of our customers, suppliers or regulators; and
•expectations of growth in total consumer spending on social casino gaming.
Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company’s current reports on Form 8-K and quarterly reports on Form 10-Q and its latest Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2021 on March 1, 2022 (including under the headings “Forward Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no and expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
You should also note that this press release may contain references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us and we do not make any representation as to the accuracy of that information. In general, we believe there is less publicly available information concerning the international gaming, social and digital gaming industries than the same industries in the U.S.
Due to rounding, certain numbers presented herein may not precisely agree or total to the previously reported amounts.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31,
	2022	2021
Revenue:
Services	$431	$364
Product sales	141	89
Total revenue	572	453

Operating expenses:
Cost of services(1)	90	87
Cost of product sales(1)	70	40
Selling, general and administrative	175	159
Research and development	53	45
Depreciation, amortization and impairments	108	97
Restructuring and other	36	21
Total operating expenses	532	449
Operating income	40	4
Other (expense) income:
Interest expense	(116)	(121)
Gain on remeasurement of debt	7	25
Other income, net	5	7
Total other expense, net	(104)	(89)
Net loss from continuing operations before income taxes	(64)	(85)
Income tax expense	(3)	(3)
Net loss from continuing operations	(67)	(88)
Net income from discontinued operations, net of tax	95	79
Net income (loss)	28	(9)
Less: Net income attributable to noncontrolling interest	2	6
Net income (loss) attributable to L&W	$26	$(15)

Per Share - Basic:
Net loss from continuing operations	$(0.72)	$(0.98)
Net income from discontinued operations	0.98	0.82
Net income (loss) attributable to L&W	$0.26	$(0.16)

Per Share - Diluted:
Net loss from continuing operations	$(0.72)	$(0.98)
Net income from discontinued operations	0.98	0.82
Net income (loss) attributable to L&W	$0.26	$(0.16)

Weighted average number of shares used in per share calculations:
Basic shares	97	95
Diluted shares	97	95

(1) Excludes depreciation and amortization.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions except for common shares outstanding)

	March 31,	December 31,
	2022	2021
Assets:
Cash and cash equivalents	$496	$585
Restricted cash	48	41
Receivables, net of allowance for credit losses $48 and $52, respectively	431	423
Inventories	113	98
Prepaid expenses, deposits and other current assets	110	88
Assets of businesses held for sale	558	497
Total current assets	1,756	1,732

Restricted cash	9	9
Receivables, net of allowance for credit losses $2 and $2, respectively	17	17
Property and equipment, net	197	213
Operating lease right-of-use assets	50	51
Goodwill	2,978	2,892
Intangible assets, net	893	946
Software, net	105	117
Deferred income taxes	344	349
Other assets	86	80
Assets of businesses held for sale	1,517	1,477
Total assets	$7,952	$7,883

Liabilities and Stockholders’ Deficit:
Current portion of long-term debt	$44	$44
Accounts payable	198	204
Accrued liabilities	385	444
Liabilities of businesses held for sale	300	282
Total current liabilities	927	974

Deferred income taxes	42	35
Operating lease liabilities	40	40
Other long-term liabilities	155	170
Long-term debt, excluding current portion	8,789	8,646
Liabilities of businesses held for sale	136	124
Total stockholders’ deficit(1)(2)	(2,137)	(2,106)
Total liabilities and stockholders’ deficit	$7,952	$7,883

(1) Includes $152 million and $150 million in noncontrolling interest as of March 31, 2022 and December 31, 2021, respectively.
(2) Common shares outstanding as of May 5, 2022 were 95,665,390.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended
	March 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$28	$(9)
Less: Income from discontinued operations, net of tax	(95)	(79)
Adjustments to reconcile net loss from continuing operations to net cash (used in) provided by operating activities from continuing operations	121	96
Changes in working capital accounts, excluding the effects of acquisitions	(72)	17
Changes in deferred income taxes and other	4	—
Net cash (used in) provided by operating activities from continuing operations	(14)	25
Net cash provided by operating activities from discontinued operations	108	98
Net cash provided by operating activities	94	123

Cash flows from investing activities:
Capital expenditures	(43)	(35)
Acquisitions of businesses, net of cash acquired	(108)	—
Other	—	1
Net cash used in investing activities from continuing operations	(151)	(34)
Net cash used in investing activities from discontinued operations	(25)	(27)
Net cash used in investing activities	(176)	(61)

Cash flows from financing activities:
Proceeds (payments) of long-term debt, net	150	(110)
Payments of debt issuance and deferred financing and offering costs	(1)	—
Payments on license obligations	(19)	(12)
Purchase of treasury stock	(51)	—
Net redemptions of common stock under stock-based compensation plans and other	(25)	(13)
Net cash provided by (used in) financing activities from continuing operations	54	(135)
Net cash used in financing activities from discontinued operations	(2)	(4)
Net cash provided by (used in) financing activities	52	(139)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	(1)
Decrease in cash, cash equivalents and restricted cash	(31)	(78)
Cash, cash equivalents and restricted cash, beginning of period	701	1,143
Cash, cash equivalents and restricted cash, end of period	670	1,065
Less: Cash, cash equivalents and restricted cash of discontinued operations	117	117
Cash, Cash equivalents and restricted cash of continuing operations, end of period	$553	$948

Supplemental cash flow information:
Cash paid for interest	$117	$123
Income taxes paid	9	7
Distributed earnings from equity investments	1	4
Supplemental non-cash transactions:
Non-cash interest expense	$6	$6

LIGHT & WONDER, INC. AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED AEBITDA - CONTINUING OPERATIONS, AEBITDA FROM DISCONTINUED OPERATIONS, COMBINED AEBITDA, SUPPLEMENTAL BUSINESS SEGMENT DATA, AND COMBINED REVENUE
(Unaudited, in millions)
	Three Months Ended March 31,
	2022	2021
Reconciliation of Net Income (Loss) Attributable to L&W to Consolidated AEBITDA - Continuing Operations
Net income (loss) attributable to L&W	$26	$(15)
Net income attributable to noncontrolling interest	2	6
Net income from discontinued operations, net of tax	(95)	(79)
Net loss from continuing operations	(67)	(88)
Restructuring and other(1)	36	21
Depreciation, amortization and impairments	108	97
Other income, net	(2)	(6)
Interest expense	116	121
Income tax expense	3	3
Stock-based compensation	15	19
Gain on remeasurement of debt	(7)	(25)
Consolidated AEBITDA - continuing operations	$202	$142

Reconciliation of Net Income from Discontinued Operations, Net of Tax to AEBITDA from Discontinued Operations
Net income from discontinued operations, net of tax	$95	$79
Income tax expense	10	—
Depreciation, amortization and impairments	—	26
EBITDA from equity investments(2)	15	19
Earnings from equity investments	(4)	(8)
Stock-based compensation and other, net	2	11
AEBITDA from discontinued operations(3)	$118	$127
EBITDA from equity investments - continuing operations(2)	2	1

Combined AEBITDA(4)	$322	$270

Supplemental Business Segment Data - Continuing Operations
Business segments AEBITDA - continuing operations
Gaming	$171	$107
SciPlay	44	46
iGaming	21	21
Total business segments AEBITDA - continuing operations	236	174
Corporate and other(5)(6)	(34)	(32)
Consolidated AEBITDA - continuing operations	$202	$142

Reconciliation of Combined Revenue
Continuing operations revenue	$572	$453
Discontinued operations revenue	288	276
Combined revenue	$860	$729

(1) Refer to the Consolidated AEBITDA - continuing operations and AEBITDA from discontinued operations definitions below for a description of items included in restructuring and other.
(2) EBITDA from equity investments is a non-GAAP financial measure reconciled to the most directly comparable GAAP measure in the accompanying supplemental tables at the end of this release.
(3) AEBITDA from discontinued operations, a non-GAAP measure, is derived based on the historical records and includes only those direct costs that are allocated to discontinued operations. See below for further description and disclaimers associated with this non-GAAP measure.
(4) Combined AEBITDA consists of Consolidated AEBITDA - continuing operations, AEBITDA from discontinued operations and EBITDA from equity investments included in continuing operations. Refer to non-GAAP financial measure definitions below for further details.

(5) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).
(6) Represents the current corporate cost structure that was not historically allocated to our business segments.

LIGHT & WONDER, INC. AND SUBSIDIARIES
CONTINUING OPERATIONS SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data or as otherwise noted)

	Three Months Ended
	March 31, 2022	March 31, 2021	December 31, 2021
Gaming Business Segment Supplemental Financial Data:
Revenue by line of business:
Gaming operations	$155	$113	$156
Gaming machine sales	103	55	111
Gaming systems	51	42	58
Table products	46	34	47
Total revenue	$355	$244	$372

Gaming Operations:
U.S. and Canada:
Installed base at period end	30,359	29,809	30,514
Average daily revenue per unit	$43.39	$35.45	$43.50
International:(1)
Installed base at period end	29,762	31,703	29,375
Average daily revenue per unit	$13.72	$3.03	$13.90

Gaming Machine Sales:
U.S. and Canada new unit shipments	3,382	1,943	3,489
International new unit shipments	1,914	656	2,140
Total new unit shipments	5,296	2,599	5,629
Average sales price per new unit	$17,099	$16,622	$17,392

Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	3,152	1,623	3,334
Casino opening and expansion units	230	320	155
Total unit shipments	3,382	1,943	3,489

International unit shipments:
Replacement units	1,914	656	1,584
Casino opening and expansion units	—	—	556
Total unit shipments	1,914	656	2,140

SciPlay Business Segment Supplemental Financial Data:
Revenue:
Mobile in-app purchases	$140	$133	$137
Web in-app purchases and other(2)	18	18	17
Total revenue	$158	$151	$154

In-App Purchases:
Mobile penetration(3)	90%	88%	89%
Average MAU(4)	6.3	6.7	5.9
Average DAU(5)	2.3	2.5	2.3
ARPDAU(6)	$0.74	$0.67	$0.74
Average MPU(7)	0.6	0.5	0.5
AMRPPU(8)	$92.45	$92.80	$98.38
Payer Conversion Rate(9)	8.9%	8.1%	8.9%

iGaming Business Segment Supplemental Data:
Wagers processed through OGS (in billions)	$17.5	$16.9	$17.2

(1) Excludes the impact of game content licensing revenue.
(2) Other primarily consists of advertising revenue which was not material for the periods presented.
(3) Mobile penetration is defined as the percentage of SciPlay revenue generated from mobile platforms.
(4) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(5) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(6) ARPDAU = Average revenue per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.
(7) MPU = Monthly Paying Users is the number of individual users who made an in-game purchase during a particular month.
(8) AMRPPU = Average Monthly Revenue Per Paying User is calculated by dividing average monthly revenue by average MPUs for the applicable time period.
(9) Payer conversion rate is calculated by dividing average MPU for the period by the average MAU for the same period.

LIGHT & WONDER, INC. AND SUBSIDIARIES
(Unaudited, in millions, except for ratios)

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO L&W TO CONSOLIDATED AEBITDA - CONTINUING OPERATIONS
	Twelve Months Ended
	March 31, 2022	December 31, 2021	December 31, 2020
Net income (loss) attributable to L&W	$412	$371	$(569)
Net income attributable to noncontrolling interest	15	19	21
Net income from discontinued operations, net of tax	(382)	(366)	(253)
Net income (loss) from continuing operations	45	24	(801)
Restructuring and other	182	167	56
Depreciation, amortization and impairments	409	398	449
Goodwill impairment	—	—	54
Other (income) expense, net	(24)	(28)	9
Interest expense	473	478	503
Income tax benefit	(318)	(318)	(3)
Stock-based compensation	109	113	56
(Gain) loss on remeasurement of debt and other	(23)	(41)	51
Consolidated AEBITDA - continuing operations	$853	$793	$374

RECONCILIATION OF NET INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX TO AEBITDA FROM DISCONTINUED OPERATIONS AND COMBINED AEBITDA
	Twelve Months Ended
	March 31, 2022	December 31, 2021	December 31, 2020
Net income from discontinued operations, net of tax	$382	$366	$253
Income tax expense	81	72	7
Restructuring and other	10	10	11
Depreciation, amortization and impairments	53	79	105
EBITDA from equity investments	76	80	30
(Earnings) loss from equity investments	(38)	(42)	9
Stock-based compensation and other, net	(43)	(35)	4
AEBITDA from discontinued operations(1)	$521	$530	$419

EBITDA from equity investments - continuing operations(2)	9	8	7

Combined AEBITDA(2)	$1,383	$1,331	$800

RECONCILIATION OF PRINCIPAL FACE VALUE OF DEBT OUTSTANDING TO NET DEBT AND NET DEBT LEVERAGE RATIO
	As of
	March 31, 2022	December 31, 2021	December 31, 2020
Combined AEBITDA(2)	$1,383	$1,331	$800

Total debt	$8,833	$8,690	$9,303
Add: Unamortized debt discount/premium and deferred financing costs, net	77	82	104
Add: Impact of exchange rate(3)	73	62	7
Less: Debt not requiring cash repayment and other	(3)	(4)	(7)
Principal face value of debt outstanding	8,980	8,830	9,407
Less: Combined Cash and cash equivalents(4)	582	629	1,016
Net debt	$8,398	$8,201	$8,391
Net debt leverage ratio	6.1	6.2	10.5

Euro to USD exchange rate at reporting date	1.11	1.13	1.22
Euro to USD exchange rate at issuance	1.24	1.24	1.24

(1) AEBITDA from discontinued operations, a non-GAAP measure, is derived based on the historical records and includes only those direct costs that are allocated to discontinued operations. See below for further description and disclaimers associated with this non-GAAP measure.
(2) Combined AEBITDA consists of Consolidated AEBITDA - continuing operations, AEBITDA from discontinued operations and EBITDA from equity investments included in continuing operations. Refer to non-GAAP financial measure definitions below for further details.

(3) Exchange rate impact is the impact of translating our outstanding 2026 Secured Euro Notes and 2026 Unsecured Euro Notes translated at constant foreign exchange rate at issuance of these notes as compared to the current exchange rate.
(4) Includes cash and cash equivalents of both continuing operations and discontinued operations, as the combined amount is available for debt payments.

LIGHT & WONDER, INC. AND SUBSIDIARIES
(Unaudited, in millions, except for ratios)

RECONCILIATION OF NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW - CONTINUING OPERATIONS AND COMBINED FREE CASH FLOW
	Three Months Ended March 31,
	2022					2021
	Continuing Operations			Discontinued Operations(2)	Combined(3)	Continuing Operations			Discontinued Operations(2)	Combined(3)
	Operations (exc. interest and taxes)	Cash interest and taxes(1)	Total			Operations (exc. interest and taxes)	Cash interest and taxes(1)	Total
Net cash (used in) provided by operating activities	$110	$(124)	$(14)	$108	$94	$154	$(129)	$25	$98	$123
Less: Capital expenditures	(43)	—	(43)	(25)	(68)	(35)	—	(35)	(15)	(50)
Less: Distributions from equity method investments, net of additions	—	—	—	—	—	1	—	1	(10)	(9)
Less: Payments on license obligations	(19)	—	(19)	(2)	(21)	(12)	—	(12)	(1)	(13)
(Less) add: Change in restricted cash impacting working capital	(7)	—	(7)	(9)	(16)	5	—	5	24	29
Free cash flow	$41	$(124)	$(83)	$72	$(11)	$113	$(129)	$(16)	$96	$80

(1) Represents cash taxes and cash interest paid on our existing debt, which has not historically been allocated to our business segments. We present this column to provide the impact of our current debt structure on our operating cash flows from continuing operations to provide greater comparability to cash flows generated by our continuing and discontinued operations.

(2) Free cash flow from discontinued operations, a non-GAAP measure, is derived based on the historical records and includes only those direct cash flows that are allocated to discontinued operations. See below for further description and disclaimers associated with this non-GAAP measure.
(3) Combined Free cash flow consists of Free cash flow (representing Free cash flow from continuing operations) and Free cash flow from discontinued operations. Refer to non-GAAP financial measure definitions below for further details.

RECONCILIATION OF EARNINGS FROM EQUITY INVESTMENTS TO EBITDA FROM EQUITY INVESTMENTS AND COMBINED EBITDA FROM EQUITY INVESTMENTS
	Three Months Ended March 31,
	2022		2021
	Continuing Operations	Discontinued Operations	Continuing Operations	Discontinued Operations
Earnings from equity investments	$1	$4	$1	$8
Add: Income tax expense	—	4	—	4
Add: Depreciation, amortization and impairments	—	7	—	7
Add: Interest income, net and other	1	—	—	—
EBITDA from equity investments	$2	$15	$1	$19
Combined EBITDA from equity investments(1)		$17		$20

(1) Combined EBITDA from equity investments consists of EBITDA from both discontinued and continuing operations equity investments.

	Twelve Months Ended
	March 31, 2022		December 31, 2021		December 31, 2020
	Continuing Operations	Discontinued Operations	Continuing Operations	Discontinued Operations	Continuing Operations	Discontinued Operations
Earnings (loss) from equity investments	$5	$38	$5	$42	$3	$(9)
Add: Income tax expense	—	11	—	10	—	3
Add: Depreciation, amortization and impairments	1	31	1	31	1	31
Add: Interest income, net and other	3	(4)	2	(3)	3	5
EBITDA from equity investments	$9	$76	$8	$80	$7	$30
Combined EBITDA from equity investments(1)		$85		$88		$37

(1) Combined EBITDA from equity investments consists of EBITDA from both discontinued and continuing operations equity investments.

LIGHT & WONDER, INC. AND SUBSIDIARIES
(Unaudited, in millions, except for ratios)

PRINCIPAL DEBT BALANCE SUPPLEMENTAL INFORMATION

	Final Maturity	Rate(s)	Principal Amount of Outstanding Debt as of March 31, 2022(1)	April 14, 2022 Refinancing Impact(1)	Adjusted Outstanding Principal Value(1)
Senior Secured Credit Facilities:
SGI Revolver	2024	variable	$160	$(160)	$—
SGI Term Loan B-5	2024	variable	4,008	(4,008)	—
New Term Loan	2029	variable	—	2,200	2,200
SGI Senior Notes:
2025 Secured Notes(2)	2025	5.000%	1,250	(1,250)	—
2026 Secured Euro Notes	2026	3.375%	361	(361)	—
2025 Unsecured Notes	2025	8.625%	550	—	550
2026 Unsecured Euro Notes	2026	5.500%	278	(278)	—
2026 Unsecured Notes	2026	8.250%	1,100	(1,100)	—
2028 Unsecured Notes	2028	7.000%	700	—	700
2029 Unsecured Notes	2029	7.250%	500	—	500
Other(3)	2023	4.089%	3	—	3
Total long-term debt outstanding			$8,910	$(4,957)	$3,953

(1) Principal amount of outstanding debt as of March 31, 2022 represents the outstanding principal value of debt balances that conform to the presentation found in Note 11 to the Consolidated Financial Statements in our March 31, 2022 Form 10-Q. Adjusted outstanding principal value represents the principal amount of outstanding debt as of March 31, 2022 adjusted for the impact of the April refinancing transactions, $98 million of SGI Term Loan B-5 principal reduction and $160 million pay down of the SGI Revolver related to 2022 payments before the refinancing transactions.
(2) We entered into certain cross-currency interest rate swap agreements to achieve more attractive interest rates by effectively converting $460 million of the fixed-rate, U.S. Dollar-denominated 2025 Secured Notes, including the semi-annual interest payments through October 2023, to a fixed-rate Euro-denominated debt, with a fixed annual weighted average interest rate of approximately 2.946%.
(3) Primarily comprised of certain revenue transactions presented as debt in accordance with ASC 470.

RECONCILIATION OF ADJUSTED NET DEBT REFLECTING REFINANCING TRANSACTIONS AND THE LOTTERY BUSINESS SALE & ADJUSTED NET DEBT LEVERAGE RATIO REFLECTING REFINANCING TRANSACTIONS AND THE LOTTERY BUSINESS SALE

	March 31, 2022	Refinancing Transactions and Lottery Business Sale Adjustments		Adjusted Net Debt Reflecting Refinancing Transactions and the Lottery Business Sale & Adjusted Net Debt Leverage Ratio Reflecting Refinancing Transactions and the Lottery Business Sale
Combined AEBITDA(1)	$1,383	$(496)	(2)	$887

Total debt	$8,833			$8,833
Add: Unamortized debt discount/premium and deferred financing costs, net	77			77
Add: Impact of exchange rate(3)	73			73
Less: Debt not requiring cash repayment and other	(3)			(3)
Principal face value of debt outstanding	$8,980	$(5,030)	(4)	$3,950
Less: Combined Cash and cash equivalents(5)	582	54	(6)	636
Net debt	$8,398			$3,314
Net debt leverage ratio	6.1			3.7

(1) Combined AEBITDA consists of Consolidated AEBITDA - continuing operations, AEBITDA from discontinued operations and EBITDA from equity investments included in continuing operations. Refer to “Reconciliation of Net Income (Loss) Attributable to L&W to Consolidated AEBITDA - Continuing Operations” above and non-GAAP financial measure definitions below for further details.
(2) Adjusted for Lottery business discontinued operations and equity investments included in continuing operations.
(3) Impact of exchange rate is the impact of translating our outstanding 2026 Secured Euro Notes and 2026 Unsecured Euro Notes, translated at constant foreign exchange rate at issuance of these notes.
(4) Represents a reduction of principal amount of outstanding debt as of March 31, 2022 for the impact of April 14, 2022 refinancing transactions including principal reductions related to 2022 payments before the refinancing transactions. Refer to the Principal Debt Balance Supplemental Information table above.
(5) As of March 31, 2022 includes cash and cash equivalents of both continuing operations and discontinued operations, as the combined amount is available for debt payments.
(6) Consists of $104 million in proceeds expected for the sale of the Austria Business, for which we are awaiting regulatory approval in Austria, which approval is expected to be received and the transaction to be completed by the end of the second quarter of 2022, subject to customary working capital adjustments and is less of $50 million of cash and cash equivalents of the Lottery Business as of March 31, 2022.

Discontinued Operations
On September 27, 2021, we entered into a definitive agreement to sell our Sports Betting business to Endeavor Group Holdings, Inc. in a cash and stock transaction, subject to applicable regulatory approvals and other customary conditions. On October 27, 2021, we entered into a definitive agreement to sell our Lottery business to Brookfield Business Partners L.P. together with its institutional partners in a cash transaction, subject to applicable regulatory approvals and customary closing conditions.
On April 4, 2022 we completed sale of the Lottery Business, with the exception of the Austria Business, to Brookfield Business Partners L.P. for $5.6 billion in gross cash proceeds with the sale of the Sports Betting Business expected to be completed in the third quarter of 2022, subject to applicable regulatory approvals and other customary conditions.
Accordingly, the financial results for our Lottery business and the Sports Betting business presented in the Consolidated Statements of Operations presented herein have been reclassified to discontinued operations and prior period Lottery and Sports Betting balance sheet balances have been reclassified to the Asset and Liabilities held for sale lines on the Condensed Consolidated Balance Sheet presented herein in accordance with Accounting Standard Codification 205-20, Presentation of Financial Statements - Discontinued Operations.
We report our operations in three business segments—Gaming, SciPlay and iGaming—representing our different products and services.
Non-GAAP Financial Measures
The Company’s management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Consolidated AEBITDA (representing continuing operations), AEBITDA from discontinued operations, Combined AEBITDA, Free cash flow (representing continuing operations), Free cash flow from discontinued operations, Combined free cash flow, EBITDA from equity investments included in discontinued operations, Net debt and Net debt leverage ratio, Adjusted net debt reflecting refinancing transactions and the Lottery Business sale and Adjusted net debt leverage ratio reflecting refinancing transactions and the Lottery Business sale and Adjusted outstanding debt (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company’s financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.
Specifically, the Company’s management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the Company’s continuing operations; (ii) facilitate management’s internal and external comparisons of the Company’s consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.
In addition, the Company’s management uses Consolidated AEBITDA to facilitate management’s external comparisons of the Company’s consolidated results from continuing operations to the historical operating performance of other companies that may have different capital structures and debt levels.
The Company’s management uses Adjusted outstanding debt, Net debt and Net debt leverage ratio in monitoring and evaluating the Company’s overall liquidity, financial flexibility and leverage and management uses Adjusted Net debt and Adjusted Net debt leverage ratio as supplemental information reflecting impact of refinancing transactions and the Lottery Business sale occurring subsequent to March 31, 2022.
As described in this earning release, the Company divested its Lottery business (excluding the Austria Business) and is in the process of divesting its Sports Betting businesses and as such, historical financial information for this business is classified as discontinued operations, as described above. The Company’s management believes that Combined AEBITDA and Combined free cash flow are useful during the period until the disposition occurs as they provide management and investors with information regarding the Company’s combined financial condition and operating performance under the structure as of March 31, 2022, including for prior period comparisons, as the Company is finalizing the divestiture and transforming the Company’s strategy.
Additionally, as the business held for sale is still subject to our debt agreements, the Company uses Combined AEBITDA in determining its debt compliance as required under its debt covenants. In addition, as these entities are still consolidated, Combined free cash flow provides greater visibility into cash available for the continuing operations to use in investing and financing decisions as this Free cash flow remains available for such decisions.
The Company’s management believes that these non-GAAP financial measures are useful as they provide management and investors with information regarding the Company’s financial condition and operating performance that is an integral part of management’s reporting and planning processes. In particular, the Company’s management believes that Consolidated AEBITDA and Combined AEBITDA are helpful because these non-GAAP financial measures eliminate the effects of restructuring, transaction, integration or other items that management believes are less indicative of the ongoing underlying performance of continuing operations or on a combined basis, (as more fully described below) and are better evaluated separately. Moreover, management believes EBITDA from equity investments included in discontinued operations is useful to investors because the Company’s Lottery business is conducted through a number of equity investments, and this measure eliminates financial items from the equity investees’ earnings that management believes have less bearing on the equity investees’ performance. Management believes that Free cash flow and Combined free cash flow provide useful information regarding the Company’s liquidity and its ability to service debt and fund investments.

Management also believes that Free cash flow and Combined free cash flow are useful for investors because they provide investors with important perspectives on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment, necessary license payments to support the ongoing business operations, adjustments for changes in restricted cash impacting working capital and taking into account cash flows relating to the Company’s equity investments.
Additionally, management believes that AEBITDA from discontinued operations and Free cash flow from discontinued operations provide useful information regarding the Company’s operations that are in the process of being divested and provide the impact of those businesses on the overall financial results for the periods presented as they currently remain under the current structure of the Company. These non-GAAP measures are derived based on the historical records and include only those direct costs that are allocated to discontinued operations and as such do not include all of the expenses that would have been incurred by these businesses as a standalone company or other Corporate and shared allocations and such differences might be material.
Consolidated AEBITDA (representing AEBITDA from continuing operations)
Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s continuing operations and is reconciled to net income (loss) from continuing operations as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income (Loss) Attributable to L&W to Consolidated AEBITDA - Continuing Operations.” Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Consolidated AEBITDA may differ from similarly titled measures presented by other companies. See the Gaming business segment AEBITDA change above also impacting the definition and calculation of Consolidated AEBITDA. Consolidated AEBITDA for the prior comparable periods has been recast to reflect this change.
Consolidated AEBITDA is reconciled to Net income (loss) attributable to L&W and includes the following adjustments: (1) Net income attributable to noncontrolling interest; (2) Net income from discontinued operations, net of tax; (3) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition costs and other unusual items; (4) Depreciation, amortization and impairment charges and Goodwill impairments; (5) change in fair value of investments and Gain on remeasurement of debt; (6) Interest expense; (7) Income tax expense; (8) Stock-based compensation; and (9) Other income, net including foreign currency (gains) and losses, and earnings from equity investments. AEBITDA is presented exclusively as our segment measure of profit or loss.
AEBITDA from Discontinued Operations
AEBITDA from discontinued operations, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure for the Company’s discontinued operations and is reconciled to net income from discontinued operations, net of tax as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income from Discontinued Operations, Net of Tax to AEBITDA from Discontinued Operations.” AEBITDA from discontinued operations should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. AEBITDA from discontinued operations may differ from similarly titled measures presented by other companies.
AEBITDA from discontinued operations is reconciled to Net income from discontinued operations, net of tax and includes the following adjustments: (1) Restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition costs and other unusual items; (2) Depreciation, amortization and impairment charges and Goodwill impairments; (3) Income tax expense; and (4) Stock-based compensation and other, net. In addition to the preceding adjustments, we exclude Earnings from equity investments and add (without duplication) discontinued operations pro rata share of EBITDA from equity investments, which represents their share of earnings (whether or not distributed) before income tax expense, depreciation and amortization expense, and interest expense, net of our joint ventures and minority investees, which is included in our calculation of AEBITDA from discontinued operations.
Combined AEBITDA
Combined AEBITDA, as used herein, is a non-GAAP financial measure that combines Consolidated AEBITDA (representing our continuing operations), AEBITDA from discontinued operations and EBITDA from equity investments included in continuing operations and is presented as a supplemental disclosure. Combined AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Combined AEBITDA may differ from similarly titled measures presented by other companies.
Free Cash Flow - Continuing Operations
Free cash flow, as used herein, represents net cash provided by operating activities from continuing operations less total capital expenditures, less payments on license obligations, less contributions to equity method investments plus distributions of capital from equity investments, and adjusted for changes in restricted cash impacting working capital. Free cash flow is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, in a schedule above and representing Free cash flows of our continuing operations.

Free Cash Flow from Discontinued Operations
Free cash flow from discontinued operations, as used herein, represents net cash provided by operating activities from discontinued operations less total capital expenditures, less payments on license obligations, less contributions to equity method investments plus distributions of capital from equity investments, and adjusted for changes in restricted cash impacting working capital. Free cash flow from discontinued operations is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities from discontinued operations, the most directly comparable GAAP measure, in a schedule above.
Combined Free Cash Flow
Combined free cash flow, as used herein, represents a non-GAAP financial measure that combines Free cash flows from continuing operations and Free cash flows from discontinued operations and is presented as a supplemental disclosure for illustrative purposes only.
EBITDA from Equity Investments
EBITDA from equity investments, as used herein, represents our share of earnings (loss) (whether or not distributed to us) plus income tax expense, depreciation and amortization expense (inclusive of amortization of payments made to customers for LNS), interest (income) expense, net, and other non-cash and unusual items from our joint ventures and minority investees. EBITDA from equity investments is a non-GAAP financial measure that is presented as supplemental disclosure for illustrative purposes only and is reconciled to earnings (loss) of equity investments, the most directly comparable GAAP measure, in a schedule above.
Net Debt and Net Debt Leverage Ratio
Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less combined cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities, Senior Notes and Subordinated Notes, which are all described in Note 15 of the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and in Note 11 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, but it does not include other long term obligations of $3 million primarily comprised of certain revenue transactions presented as debt in accordance with ASC 470. In addition, principal face value of debt outstanding with respect to the 2026 Secured Euro Notes and 2026 Unsecured Euro Notes are translated at the constant foreign exchange rate at issuance of these notes as those amounts remain payable at the original issuance amounts in Euro. Net debt leverage ratio, as used herein, represents Net debt divided by Combined AEBITDA (as defined above). The forward-looking non-GAAP financial measure targeted long-term net debt leverage ratio is presented on a supplemental basis and does not reflect Company guidance. We are not providing a forward-looking quantitative reconciliation of targeted long-term net debt leverage ratio to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the relevant period.
Adjusted Outstanding Debt, Adjusted Net Debt and Adjusted Net Debt Leverage Ratio, all Reflecting Refinancing Transactions and the Lottery Business Sale
Adjusted outstanding debt as used herein, is a non-GAAP financial measure, that represents the principal amount of outstanding debt as of March 31, 2022 that conforms to the presentation found in Note 11 to the Consolidated Financial Statements in our March 31, 2022 Form 10-Q, adjusted for the impact of the April 14, 2022 refinancing transactions. Adjusted net debt reflecting refinancing transactions and the Lottery Business sale, as used herein, is a non-GAAP financial measure defined as net debt as of March 31, 2022, plus pending Austria Lottery business proceeds of approximately $104 million less cash held at Lottery business. Adjusted net debt leverage ratio reflecting refinancing transactions and the Lottery Business sale, as used herein, is a non-GAAP financial measure defined as adjusted net debt reflecting refinancing transactions and the Lottery Business sale divided by Combined AEBITDA for the last twelve months, excluding Lottery Business operations and certain immaterial continuing operations equity method investments.
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